Exhibit 99.1

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948

Laura Scorza, Sr. Public Relations Manager – Europe +41-(0) 21-863-5336

Logitech Announces Departure of CFO Erik K. Bardman

NEWARK, Calif. — April 16, 2013 and MORGES, Switzerland, April 17, 2013 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced that Erik K. Bardman, senior vice president of finance and chief financial officer, will leave Logitech, effective April 26, 2013. Mr. Bardman, who has been with Logitech since October 2009, will join Roku as chief financial officer. Logitech is conducting a search of internal and external candidates for Mr. Bardman’s replacement.

“Erik has been an asset to Logitech over the past three and a half years,” said Bracken P. Darrell, Logitech president and chief executive officer. “We are sorry to see him leave but pleased that he has built a strong team that can continue to execute on our cost savings and turnaround as we identify his successor. We wish him the very best in his new opportunity.”

About Logitech

Logitech is a world leader in products that connect people to the digital experiences they care about. Spanning multiple computing, communication and entertainment platforms, Logitech’s combined hardware and software enable or enhance digital navigation, music and video entertainment, gaming, social networking, audio and video communication over the Internet, video security and home-entertainment control. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

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Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGIIR)